MID-AMERICA APARTMENT COMMUNITIES
A self-managed Equity REIT

PRESS RELEASE

FROM:                               SIMON R.C. WADSWORTH

SUBJECT:        GEORGE CATES RETIRES FROM MID-AMERICA APARTMENT COMMUNITIES BOARD OF DIRECTORS

DATE:                MARCH 16, 2009

Memphis, TN March 16, 2009.  Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, announced today that founder George E. Cates, 71, has retired from the Board of Directors effective immediately. There were no disagreements with management.

Mr. Cates stated, “I have enjoyed greatly my long association with the Mid-America team. We have always taken a very proactive approach to succession planning and it is simply time for me to move on.  The company is in wonderful hands, great shape, and I look forward to and plan on remaining a committed and trusting owner of Mid-America in the coming years.”

Mr. Cates was President and Chief Executive Officer of The Cates Company from 1977 until its merger with Mid-America in February 1994 upon its initial public offering, or IPO. Mr. Cates then served as Mid-America’s President and Chief Executive Officer from February 1994 until his planned retirement in October of 2001. Mr. Cates has served as a director of Mid-America since its IPO and served as Chairman of the Board of Directors from the IPO until September 2002.

Eric Bolton, Chief Executive Officer and Chairman of the Board of Directors, stated, “We are grateful to George, not only for his years of dedicated service to Mid-America and the company he founded, but also for the legacy of strong performance and servant leadership that he leaves for us to follow.”

MAA is a self-administered, self-managed apartment-only real estate investment trust, which owns or has ownership interest in 42,252 apartment units throughout the Sunbelt region of the U.S.  For further details, please refer to our website at www.maac.net or contact Investor Relations at (901) 435-5371.  6584 Poplar Ave., Memphis, TN  38138.